Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this report to the “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. References in this report to “Valero” refer collectively to Valero Energy Corporation and its subsidiaries, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes thereto included in Exhibit 99.3 to this Current Report on Form 8-K.
CAUTIONARY STATEMENT FOR THE PURPOSE OF SAFE HARBOR PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This report, including without limitation our disclosures below under the headings “OVERVIEW” and “OUTLOOK,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “projection,” “predict,” “budget,” “forecast,” “goal,” “guidance,” “target,” “could,” “should,” “may,” and similar expressions.
Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	the suspension, reduction, or termination of Valero’s obligation under our commercial agreements and our services and secondment agreement;

•	changes in global economic conditions and the effects of any global economic downturn on Valero’s business and the business of its suppliers, customers, business partners, and credit lenders;

•	a material decrease in Valero’s profitability;

•	disruptions due to equipment interruption or failure at our facilities, Valero’s facilities, or third-party facilities on which our business or Valero’s business is dependent;

•	the risk of contract cancellation, non-renewal, or failure to perform by Valero’s customers, and Valero’s inability to replace such contracts and/or customers;

•	Valero’s ability to remain in compliance with the terms of its outstanding indebtedness;

•	the timing and extent of changes in commodity prices and demand for Valero’s refined petroleum products;

•	actions of customers and competitors;

•	changes in our cash flows from operations;

•
state and federal environmental, economic, health and safety, energy, and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays, or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined petroleum products;

•	earthquakes or other natural disasters affecting operations;

•	changes in capital requirements or in execution of planned capital projects;

•	the availability and costs of crude oil, other refinery feedstocks, and refined petroleum products;

•	changes in the cost or availability of third-party vessels, pipelines, and other means of delivering and transporting crude oil, feedstocks, and refined petroleum products;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	weather conditions affecting our or Valero’s operations or the areas in which Valero markets its refined products;

•	seasonal variations in demand for refined petroleum products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Valero;

•	risks related to labor relations and workplace safety;

•	changes in insurance markets impacting costs and the level and types of coverage available; and

•	political developments.
Any one of these factors, or a combination of these factors, could materially affect our future results of operations and whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.
OVERVIEW
We are a fee-based, traditional master limited partnership formed by Valero in July 2013 to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. On December 16, 2013, we completed the initial public offering (the Offering) of 17,250,000 of our common units at a price of $23.00 per unit and received $396.8 million in gross proceeds from the sale of the units. After deducting underwriting fees, structuring fees, and other offering costs of $27.6 million, our net proceeds from the Offering were $369.2 million.
On July 1, 2014, we acquired the Texas Crude Systems Business from Valero for total cash consideration of $154.0 million (the Texas Crude Systems Acquisition), as further described in Note 3 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, and we began receiving fees for services provided by this business commencing on July 1, 2014.
On February 27, 2015, the board of directors of our general partner, following the recommendation of the conflicts committee of the board, approved our entry into a contribution agreement with Valero pursuant to which Valero contributed to us – effective March 1, 2015 – two subsidiaries that own and operate crude oil, intermediates, and refined petroleum products terminals supporting Valero’s Houston Refinery (in Houston, Texas) and St. Charles Refinery (in Norco, Louisiana) (collectively, the Houston and St. Charles Terminal Services Business) for total consideration of $671.2 million (the Houston and St. Charles Terminal Acquisition).

Under the contribution agreement, the consideration paid to Valero consisted of (i) a cash distribution of $571.2 million and (ii) the issuance of 1,908,100 common units and 38,941 general partner units having an aggregate value of $100.0 million. We funded the cash distribution to Valero with $211.2 million of our cash on hand, $200.0 million of borrowings under our revolving credit facility, and $160.0 million of proceeds from a subordinated credit agreement entered into with Valero. See Note 7 for further discussion of the borrowings under our revolving credit facility and subordinated credit agreement. We began receiving fees for services provided by this business commencing on March 1, 2015.
Our assets, including those acquired as part of the Texas Crude Systems Acquisition and the Houston and St. Charles Terminal Acquisition, consist of crude oil and refined petroleum products pipeline and terminal systems in the United States (U.S.) Gulf Coast and U.S. Mid-Continent regions that are integral to the operations of several of Valero’s refineries.

The Texas Crude Systems Acquisition and the Houston and St. Charles Terminal Acquisition (collectively, the Acquisitions) were accounted for as transfers of a business between entities under the common control of Valero. Accordingly, our historical financial position, results of operations, and cash flows have been retrospectively adjusted to include the historical financial position, results of operations, and cash flows of the Acquisitions for all periods presented prior to the effective dates of each acquisition. We refer to our historical results prior to the Offering and the historical results of the Acquisitions prior to their respective acquisition dates as those of our “Predecessor.” See Notes 1 and 3 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a discussion of the basis of this presentation.

Operating revenues include amounts attributable to our Predecessor. In connection with the Offering and the Acquisitions, we entered into new commercial and other agreements with Valero as more fully described in Note 4 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. Under these new agreements, certain storage capacity lease arrangements were replaced with terminaling throughput fees. In addition, we recognized terminaling revenues for the Lucas, Houston, and St. Charles terminals for which we did not historically charge a fee, and we revised the rates charged for transportation services provided by certain of our pipelines. Because of these new agreements, our future results of operations may not be comparable to our historical results of operations.

For the year ended December 31, 2014, we reported net income of $19.2 million, net income attributable to partners of $59.3 million, and net income per limited partner unit of $1.01, compared to $22.5 million, $2.0 million, and $0.03, respectively, for the year ended December 31, 2013.

•
The decrease in net income of $3.3 million was due primarily to a $4.7 million decrease in operating income, which was partially offset by a $1.2 million increase in other income. Despite a $4.2 million increase in operating revenues in 2014, our operating income decreased due to an $8.9 million increase in costs and expenses due primarily to higher general and administrative expenses following both the Offering in December 2013 and the Texas Crude Systems Acquisition in July 2014, as well as higher operating and depreciation expenses associated with the Houston and St. Charles Terminal Services Business.

•
Net income attributable to partners represents our results of operations for periods subsequent to the date of the Offering and the effective date of an acquisition of a business from Valero. Results of operations for periods prior to the date of the Offering and the effective date of an acquisition of a business from Valero are attributable to our Predecessor. Therefore, net income attributable to partners for the years ended December 31, 2013 and 2014 of $2.0 million and $59.3 million, respectively, is that which was generated by us during the last 16 days of 2013 and for the full year of 2014, including the results associated with the operations of the Texas Crude Systems Business from the date of the acquisition, July 1, 2014, through December 31, 2014. Net income attributable to partners does not therefore reflect the results of operations associated with the Texas Crude Systems Business prior to its acquisition on July 1, 2014 nor the Houston and St. Charles Terminal Services Business prior to its acquisition on March 1, 2015. The increase in net income attributable to partners of $57.2 million in 2014 compared to 2013 is due primarily to 2014 reflecting a full year of operations, including the results from the Texas Crude Systems Business for the last six months of 2014.

Additional analysis of the changes in the components of net income is provided below under “RESULTS OF OPERATIONS.”
OUTLOOK
Because our operating revenues are generated from fee-based arrangements with Valero, the amount of operating revenues we generate primarily depends on the volumes of crude oil and refined petroleum products that we transport through our pipelines and handle at our terminals. These volumes are primarily affected by refinery reliability and the supply of, and demand for, crude oil and refined petroleum products in the markets served by our assets. We expect that Valero will ship volumes in excess of its minimum throughput commitments on our pipeline systems and will throughput volumes in excess of its minimum throughput commitments at our terminals for the full year of 2015.

RESULTS OF OPERATIONS
The following tables highlight our results of operations and our operating performance. The financial results for the periods prior to December 16, 2013 reflect the combined results of operations of our Predecessor, adjusted for the Acquisitions. The financial results from December 16, 2013 through December 31, 2013 and for the year ended December 31, 2014 represent our consolidated results of operations, adjusted for the Acquisitions for the periods presented prior to the effective dates of each acquisition. See Notes 1 and 3 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a discussion of the basis of this presentation. The narrative following these tables provides an analysis of our results of operations.
2014 Compared to 2013
Results of Operations
(in thousands, except per unit amounts)

	Year Ended December 31,
	2014	2013	Change
Operating revenues – related party	$129,180	$124,985	$4,195
Costs and expenses:
Operating expenses	70,507	68,529	1,978
General and administrative expenses	12,597	7,456	5,141
Depreciation expense	26,953	25,162	1,791
Total costs and expenses	110,057	101,147	8,910
Operating income	19,123	23,838	(4,715)
Other income, net	1,504	309	1,195
Interest expense	(872)	(198)	(674)
Income before income taxes	19,755	23,949	(4,194)
Income tax expense	548	1,434	(886)
Net income	19,207	22,515	(3,308)
Less: Net income (loss) attributable to Predecessor	(40,074)	20,474	(60,548)
Net income attributable to partners	59,281	2,041	57,240
Less: General partner’s interest in net income	1,379	41	1,338
Limited partners’ interest in net income	$57,902	$2,000	$55,902

Net income per limited partner unit – basic and diluted:
Common units	$1.01	$0.03
Subordinated units	$1.01	$0.03

Weighted average number of limited partner units outstanding:
Common units – basic	28,790	28,790
Common units – diluted	28,791	28,790
Subordinated units – basic and diluted	28,790	28,790

Operating Highlights and Other Financial Information
(in thousands, except throughput, per barrel, and per unit amounts)

	Year Ended December 31,
	2014	2013	Change
Operating highlights:
Pipeline transportation:
Pipeline transportation revenues	$72,737	$75,908	$(3,171)
Pipeline transportation throughput (BPD) (a)	908,095	814,103	93,992
Average pipeline transportation revenue per barrel (b)	$0.22	$0.26	$(0.04)

Terminaling:
Terminaling revenues	$55,495	$29,642	$25,853
Terminaling throughput (BPD)	545,135	260,704	284,431
Average terminaling revenue per barrel (b)	$0.28	$0.31	$(0.03)

Storage revenues (c)	$948	$19,435	$(18,487)

Total operating revenues – related party	$129,180	$124,985	$4,195

Capital expenditures:
Maintenance	$20,407	$31,374	$(10,967)
Expansion	49,521	78,438	(28,917)
Total capital expenditures	$69,928	$109,812	$(39,884)

Other financial information:
Quarterly cash distribution declared per unit (d)	$0.941	$0.037

Distribution declared:
Limited partner units – public	$16,238	$638
Limited partner units – Valero	37,950	1,492
General partner units – Valero	1,304	44
Total distribution declared	$55,492	$2,174
______________

(a)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(b)	Average revenue per barrel is calculated as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day by the number of days in the period.

(c)
Prior to the Offering, our Predecessor leased some of our refined petroleum products and crude oil storage capacity to Valero. Subsequent to the Offering, under our commercial agreements with Valero, certain of these storage capacity lease agreements were replaced with terminaling fees.

(d)
The quarterly cash distribution for the year ended December 31, 2013 was calculated as the minimum quarterly distribution of $0.2125 per unit prorated for the period from the date of the Offering (December 16, 2013) to December 31, 2013.

Revenues increased $4.2 million, or 3 percent, in 2014 compared to 2013. The increase was due primarily to an increase of $4.1 million at our Port Arthur logistics system driven by higher utilization of the Lucas crude system resulting from higher throughput of domestic crude oil at Valero’s Port Arthur Refinery. Also contributing to the increase in pipeline volumes was the interconnection of the Lucas crude system with TransCanada’s Cushing MarketLink pipeline, which began service in June 2014.
Operating expenses increased $2.0 million, or 3 percent, in 2014 compared to 2013. The increase was due to higher maintenance expense of $2.7 million, which was driven primarily by an increase of $5.5 million in costs primarily associated with tank inspections at our St. Charles terminal, partially offset by a decrease of $3.0 million in maintenance expense at our Memphis and Port Arthur logistics systems and Houston terminal. Also, insurance expense increased $2.5 million as a result of us acquiring our own insurance policies. Prior to the Offering and the Acquisitions, our Predecessor was allocated a portion of Valero’s insurance costs. These increases were partially offset by a decrease in waste handling costs of $1.9 million at the St. Charles terminal.
General and administrative expenses increased $5.1 million, or 69 percent, in 2014 compared to 2013 due to incremental costs of $2.4 million related to the management fee charged to us by Valero and $2.3 million in additional incremental costs of being a separate publicly traded limited partnership. During 2014, we also incurred $457,000 in costs related to the Texas Crude Systems Acquisition.
Depreciation expense increased $1.8 million, or 7 percent, in 2014 compared to 2013 due primarily to the effect of assets placed in service during 2014, including new tanks and improvements to tanks and other terminal assets at the St. Charles terminal.
“Other income, net” increased $1.2 million in 2014 compared to 2013 due primarily to interest income (net of bank fees) of $870,000 earned on our cash and cash equivalents and income from right-of-way fees and the sale of scrap metal of $357,000 earned during 2014. Prior to the Offering, our Predecessor participated in Valero’s centralized cash management system; therefore, it held no cash or cash equivalents, and no interest income was allocated to our Predecessor by Valero.
Interest expense increased $674,000 in 2014 compared to 2013 due to commitment fees of $515,000 and amortization of deferred debt issuance costs of $314,000, both related to our revolving credit facility, which we entered into in connection with the Offering, partially offset by a $155,000 decrease in net interest expense on capital leases.
Our income tax expense is associated with the Texas margin tax. Our effective tax rate was 3 percent during 2014 compared to 6 percent during 2013. The decrease was due primarily to deferred tax expense recorded during the second quarter of 2013 in connection with the initial recognition of a deferred tax liability associated with a change in the law with respect to the Texas margin tax.

2013 Compared to 2012
Results of Operations
(in thousands, except per unit amounts)

	Year Ended December 31,
	2013	2012	Change
Operating revenues – related party	$124,985	$115,889	$9,096
Costs and expenses:
Operating expenses	68,529	72,375	(3,846)
General and administrative expenses	7,456	6,781	675
Depreciation expense	25,162	23,072	2,090
Total costs and expenses	101,147	102,228	(1,081)
Operating income	23,838	13,661	10,177
Other income, net	309	337	(28)
Interest expense	(198)	(307)	109
Income before income taxes	23,949	13,691	10,258
Income tax expense	1,434	553	881
Net income	22,515	13,138	9,377
Less: Net income attributable to Predecessor	20,474	13,138	7,336
Net income attributable to partners	2,041	$—	$2,041
Less: General partner’s interest in net income	41
Limited partners’ interest in net income	$2,000

Net income per limited partner unit – basic and diluted:
Common units	$0.03
Subordinated units	$0.03

Weighted average number of limited partner units outstanding – basic and diluted:
Common units	28,790
Subordinated units	28,790

Operating Highlights and Other Financial Information
(in thousands, except throughput, per barrel, and per unit amounts)

	Year Ended December 31,
	2013	2012	Change
Operating highlights:
Pipeline transportation:
Pipeline transportation revenues	$75,908	$68,835	$7,073
Pipeline transportation throughput (BPD) (a)	814,103	736,296	77,807
Average pipeline transportation revenue per barrel (b)	$0.26	$0.25	$0.01

Terminaling:
Terminaling revenues	$29,642	$27,615	$2,027
Terminaling throughput (BPD)	260,704	237,656	23,048
Average terminaling revenue per barrel (b)	$0.31	$0.32	$(0.01)

Storage revenues (c)	$19,435	$19,439	$(4)

Total operating revenues – related party	$124,985	$115,889	$9,096

Capital expenditures:
Maintenance	$31,374	$28,380	$2,994
Expansion	78,438	27,740	50,698
Total capital expenditures	$109,812	$56,120	$53,692

Other financial information:
Quarterly cash distribution declared per unit (d)	$0.037	n/a

Distribution declared:
Limited partner units – public	$638	n/a
Limited partner units – Valero	1,492	n/a
General partner units – Valero	44	n/a
Total distribution declared	$2,174	n/a
______________

(a)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(b)	Average revenue per barrel is calculated as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day by the number of days in the period.

(c)
Prior to the Offering, our Predecessor leased some of our refined petroleum products and crude oil storage capacity to Valero. Subsequent to the Offering, under our commercial agreements with Valero, certain of these storage capacity lease agreements were replaced with terminaling fees.

(d)
The quarterly cash distribution for the year ended December 31, 2013 was calculated as the minimum quarterly distribution of $0.2125 per unit prorated for the period from the date of the Offering (December 16, 2013) to December 31, 2013.

Revenues increased $9.1 million, or 8 percent, in 2013 compared to 2012. The increase is due primarily to:

•
An increase of $3.3 million at our Lucas crude system due primarily to an increase in pipeline volumes. These pipeline volumes increased by 13 percent in 2013 compared to the volumes in 2012. The increase in volumes was due to increased crude oil throughput at Valero’s Port Arthur Refinery, resulting from refinery expansion projects and improved refinery operations. The increase is also attributable to our new commercial agreement with Valero, which now includes a terminal throughput fee at our Lucas crude system that generated $733,000 of terminal revenue during the last 16 days of 2013.

•
An increase of $2.7 million due primarily to an increase in refined petroleum products volumes transported through our Port Arthur products system. These pipeline volumes increased by 32 percent in 2013 compared to the volumes in 2012. The increase in volumes was due to increased production at Valero’s Port Arthur Refinery, resulting from the new hydrocracker unit at the refinery, which was completed in December 2012, other refinery expansion projects, and improved refinery operations. The increase is also attributable to our new commercial agreement with Valero, which now includes a terminal throughput fee at our Port Arthur products system that generated $454,000 of terminal revenue during the last 16 days of 2013.

•
An increase of $1.2 million due to an increase in refined petroleum products volumes transported through our Memphis products system attributable to increased production at Valero’s Memphis Refinery, resulting from improved refinery operations in 2013 compared to 2012.

•
An increase of $1.2 million due primarily to an increase in crude oil volumes transported through our McKee crude system. The increase in volumes was largely attributable to a system expansion project that was completed in June 2013.

Operating expenses decreased $3.8 million, or 5 percent, in 2013 compared to 2012. The decrease was due to lower maintenance expense of $5.2 million in 2013 at our St. Charles terminal and Port Arthur, Memphis, and Wynnewood logistics systems. The decrease in maintenance expense was partially offset by an increase of $1.0 million in electricity expense primarily due to expansion assets placed in service in 2013 in our McKee crude system and St. Charles terminal.

General and administrative expenses increased $675,000, or 10 percent, in 2013 compared to 2012 due to several factors, including higher costs following the Offering due to being a separate publicly traded limited partnership and higher costs for our Predecessor. Following the Offering, we incurred incremental costs of $123,000 related to the management fee charged to us by Valero and $99,000 in additional incremental costs of being a separate publicly traded limited partnership. Our Predecessor also recognized an increase in costs allocated by Valero of $453,000, which was primarily attributable to higher incentive compensation for Valero employees who provided general corporate services to our Predecessor through December 15, 2013.

Depreciation expense increased $2.1 million, or 9 percent, in 2013 compared to 2012 due primarily to new tanks placed in service at the St. Charles terminal during 2012 and 2013.
Our income tax expense is associated with the Texas margin tax. In 2013, our effective tax rate increased to 6 percent compared to 4 percent in 2012. The increase was primarily due to deferred tax expense recorded during the second quarter of 2013 in connection with the initial recognition of a deferred tax liability associated with a change in the law with respect to the Texas margin tax.

LIQUIDITY AND CAPITAL RESOURCES
Prior to the Offering and the Acquisitions, our sources of liquidity included cash generated from operations and funding from Valero, and we participated in Valero’s centralized cash management system. We maintained no bank accounts dedicated solely to our assets; therefore, our cash receipts were deposited in Valero’s bank accounts and all cash disbursements were made from those accounts.
In conjunction with the Offering, we established separate bank accounts from Valero, but Valero continues to provide treasury services on our general partner’s behalf under our omnibus agreement. We expect our ongoing sources of liquidity to include the net proceeds from the Offering, cash generated from operations, borrowings under our revolving credit facility, and issuances of additional debt and equity securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements, and to make quarterly cash distributions.
On January 26, 2015, the board of directors of our general partner declared a distribution of $0.266 per unit applicable to the fourth quarter of 2014, which equates to $15.8 million based on the number of common, subordinated, and general partner units outstanding as of December 31, 2014. This quarterly distribution per unit is more than the minimum quarterly distribution of $0.2125 per unit.
Our distributions are declared subsequent to quarter end. The table below summarizes information related to our quarterly cash distributions:

Quarterly Period Ended	Total Quarterly Distribution (Per Unit)	Total Cash Distribution (In Thousands)	Declaration Date	Record Date	Distribution Date
December 31, 2014	$0.266	$15,829	January 26, 2015	February 5, 2015	February 12, 2015
September 30, 2014	0.24	14,102	October 14, 2014	October 31, 2014	November 12, 2014
June 30, 2014	0.2225	13,074	July 15, 2014	August 1, 2014	August 13, 2014
March 31, 2014	0.2125	12,487	April 17, 2014	May 1, 2014	May 14, 2014
December 31, 2013	0.037	2,174	January 20, 2014	January 31, 2014	February 12, 2014

Revolving Credit Facility
In connection with the Offering, we entered into a $300.0 million senior unsecured revolving credit facility (the Revolver) that matures in December 2018. The Revolver includes sub-facilities for swingline loans and letters of credit. As of December 31, 2014, no amounts were outstanding under the Revolver. Effective March 2, 2015, we borrowed $200.0 million under the Revolver in connection with the Houston and St. Charles Terminal Acquisition. See Note 7 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a description of the Revolver.
Subordinated Credit Agreement
On March 2, 2015, we entered into a subordinated credit agreement with Valero (the Loan Agreement) under which we borrowed $160.0 million to finance a portion of the Houston and St. Charles Terminal Acquisition. See Note 7 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a description of the Loan Agreement.

Cash Flows Summary
Components of our cash flows are set forth below (in thousands):

	Year Ended December 31, (a)
	2014	2013	2012
Cash flows provided by (used in):
Operating activities	$44,851	$45,250	$36,022
Investing activities	(149,990)	(109,804)	(56,120)
Financing activities	(33,400)	439,672	20,098
Net increase (decrease) in cash and cash equivalents	$(138,539)	$375,118	$—

(a) Financial information has been retrospectively adjusted for the Acquisitions.
Operating Activities
Our operations generated $44.9 million, $45.3 million, and $36.0 million in cash in 2014, 2013, and 2012, respectively. The decrease in cash flows from operating activities in 2014 compared to 2013 was attributable primarily to a decrease in net income partially offset by a decrease in cash used for working capital. The increase in cash flows from operating activities in 2013 compared to 2012 was attributable primarily to an increase in net income partially offset by an increase in cash used in working capital. The changes in net income are discussed above under “RESULTS OF OPERATIONS.” The changes in cash used in working capital are shown in Note 14 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.
Investing Activities
Cash used for investing activities in 2014 was primarily impacted by the Texas Crude Systems Acquisition on July 1, 2014. In connection with the Texas Crude Systems Acquisition, we paid $154.0 million in cash to Valero, and of this amount $80.1 million represented Valero’s carrying value in the net assets transferred to us, which was reflected as an investing activity. The remaining $73.9 million represented the excess purchase price paid over the carrying value, which was reflected as a financing activity as described below. In addition, we had capital expenditures of $69.9 million, $109.8 million, and $56.1 million in 2014, 2013, and 2012, respectively. See “Capital Expenditures” below for a discussion of the various maintenance and expansion projects.

Financing Activities
We used $33.4 million in cash for financing activities in 2014, which consisted primarily of the $73.9 million of excess purchase price paid for the Texas Crude Systems Acquisition over the carrying value of the assets as described above under “Investing Activities.” In addition, we paid $41.8 million in cash distributions to limited partners and our general partner, $3.2 million of offering costs related to the Offering, and $1.1 million of debt issuance costs related to the Revolver. These cash outflows were partially offset by a net transfer from Valero of $87.7 million related to the 2014 cash activity for the assets acquired on July 1, 2014 and March 1, 2015 in connection with the Acquisitions. In 2013, our financing activities were primarily from the net cash proceeds of $372.4 million received from the sale of 17,250,000 of our common units to the public in connection with the Offering and the net transfers from Valero of $65.4 million. In 2012, our financing activities consisted primarily of net transfers from Valero.

Capital Expenditures
Our operations can be capital intensive, requiring investments to expand, upgrade, or enhance existing operations and to meet environmental and operational regulations. Our capital requirements consist of maintenance capital expenditures and expansion capital expenditures as those terms are defined in our partnership agreement. Examples of maintenance capital expenditures are those made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. In contrast, examples of expansion capital expenditures include those made to expand and upgrade our systems and facilities and to construct or acquire new systems or facilities to grow our business.
Our capital expenditures for the past three years were as follows (in thousands):

	Years Ended December 31, (a)
	2014	2013	2012
Maintenance	$20,407	$31,374	$28,380
Expansion	49,521	78,438	27,740
Total capital expenditures	$69,928	$109,812	$56,120

(a) Financial information has been retrospectively adjusted for the Acquisitions.
Our capital expenditures in 2014 were primarily directed toward the following activities:

•	new tanks and improvements to tanks and other terminal assets at our St. Charles and Houston terminals;

•	expansion of the Three Rivers crude system;

•	interconnection with TransCanada’s Cushing Marketlink pipeline;

•	improvements in pipeline and tank monitoring systems at our Lucas crude system;

•	enhancement of pipeline and terminal monitoring systems at our Memphis products system; and

•	additive blending system improvements at our Memphis truck rack.
Our capital expenditures in 2013 were primarily directed toward the following activities:

•	new tanks and improvements to tanks and other terminal assets at our St. Charles and Houston terminals;

•	interconnection with TransCanada’s Cushing MarketLink pipeline;

•	expansion of the McKee crude system;

•	expansion of the Three Rivers crude system; and

•	biodiesel blending system improvements at our Memphis truck rack.

Our capital expenditures in 2012 were primarily directed toward the following activities:

•	the expansion and improvement of assets at our St. Charles terminal;

•	expansion of the McKee crude system;

•	partial replacement of the Wynnewood products pipeline; and

•	installation of metering equipment on our Port Arthur products system pipelines and a pipeline connection to Oiltanking’s Beaumont marine terminal.
For the full year 2015, we expect our capital expenditures to be approximately $29.2 million, of which $16.7 million will be reimbursed by Valero in accordance with our omnibus agreement for certain projects related to the Houston and St. Charles Terminal Services Business. The remaining $12.5 million consists of $7.0 million for maintenance capital expenditures and $5.5 million for expansion capital expenditures. We continuously evaluate our capital budget and make changes as conditions warrant. We anticipate that these capital expenditures will be funded from cash flows from operations. The foregoing capital expenditure estimate does not include any amounts related to strategic business acquisitions.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
Contractual Obligations
A summary of our contractual obligations as of December 31, 2014 is shown in the table below (in thousands):

	Payments Due by Period
	2015	2016	2017	2018	2019	Thereafter	Total
Capital lease obligations	$1,414	$963	$—	$—	$—	$—	$2,377
Operating lease obligations	348	85	83	69	41	623	1,249
Other long-term liabilities	—	—	—	—	—	1,065	1,065
Total	$1,762	$1,048	$83	$69	$41	$1,688	$4,691
Capital Lease Obligations
Our capital lease agreements are described in Note 7 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.
Operating Lease Obligations
We have long-term operating lease commitments for land used in the storage and transportation of crude oil and refined petroleum products. Operating lease obligations include all operating leases that have initial or remaining noncancelable terms in excess of one year. In connection with the Houston and St. Charles Terminal Acquisition, we entered into lease and access agreements with Valero with respect to the land on which each terminal is located. See Note 4 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K for a full description of these agreements.

Other Long-term Liabilities
Our other long-term liabilities are described in Note 6 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K. For purposes of reflecting amounts for other long-term liabilities in the table above, we made our best estimate of expected payments for each type of liability based on information available as of December 31, 2014.
Regulatory Matters
Rate and Other Regulations
Our interstate common carrier crude oil and refined petroleum products pipeline operations are subject to rate regulation by the FERC under the ICA and EPAct. Our pipelines and terminal operations are also subject to safety regulations adopted by the DOT, as well as to state regulations. For more information on federal and state regulations affecting our business, please read Item 1., “Business-FERC and Common Carrier Regulations,” included in the Partnership’s 2014 Form 10-K filed with the Securities and Exchange Commission on February 27, 2015 (the Partnership’s 2014 Form 10-K.)
Environmental Matters and Compliance Costs
We are subject to extensive federal, state, and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.
Future expenditures may be required to comply with federal, state, and local laws and regulations for our various sites, including our pipeline and terminal systems. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations, and liquidity. For a further description about future expenditures that may be required to comply with these requirements, please read Item 1., “Business—Environmental Matters,” included in the Partnership’s 2014 Form 10-K.
If these expenditures, as with all costs, are not ultimately reflected in the tariffs and other fees we receive for our services, our operating results will be adversely affected. We believe that substantially all of our competitors must comply with similar environmental laws and regulations. However, the specific impact on each competitor may vary depending on a number of factors, including, but not limited to, the age and location of its operating facilities.
We accrue for environmental remediation activities when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. As environmental remediation matters proceed toward ultimate resolution or as additional remediation obligations arise, charges in excess of those previously accrued may be required. New or expanded environmental requirements, which could increase our environmental costs, may arise in the future. We believe we comply with all legal requirements regarding the environment, but since not all of them are fixed or presently determinable (even under existing legislation) and may be affected by future legislation or regulations, it is not possible to predict all of the ultimate costs of compliance, including remediation costs that may be incurred and penalties that may be imposed. For additional information, please read Note 6 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.
NEW ACCOUNTING PRONOUNCEMENTS
As discussed in Note 2 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, certain new financial accounting pronouncements will become effective for our financial statements in the future. Except as disclosed in Note 2, the adoption of these pronouncements is not expected to have a material effect on our financial statements.
CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following summary provides further information about our critical accounting policies that involve critical accounting estimates, and should be read in conjunction with Note 2 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K, which summarizes our significant accounting policies. The following accounting policies involve estimates that are considered critical due to the level of subjectivity and judgment involved, as well as the impact on our financial position and results of operations. We believe that all of our estimates are reasonable.
Depreciation
We calculate depreciation expense on a straight-line basis over the estimated useful lives of the related property and equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset. Assets acquired under capital leases are amortized on a straight-line basis over (i) the lease term if transfer of ownership does not occur at the end of the lease term or (ii) the estimated useful life of the asset if transfer of ownership occurs at the end of the lease term. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.
Asset Retirement Obligations
We have asset retirement obligations with respect to certain of our pipelines and terminals that we are required to perform under law or contract once the asset is retired from service, and we have recognized obligations to restore certain leased properties to substantially the same condition as when such property was delivered to us or to its improved condition as prescribed by the lease agreements. Estimating the future asset removal costs necessary for this accounting calculation is difficult. Most of these removal obligations are years in the future and the contracts often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory, and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.
Environmental Matters
Accruals for environmental liabilities are based on best estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as our own internal environmental policies, without establishing a range of loss for these liabilities. Environmental liabilities are difficult to assess and estimate due to uncertainties related to the magnitude of possible remediation, the timing of such remediation, and the determination of our obligation in proportion to other parties. Such estimates are subject to change due to many factors, including the identification of new sites requiring remediation, changes in environmental laws and regulations and their interpretation, additional information related to the extent and nature of remediation efforts, and potential improvements in remediation technologies. An estimate of the sensitivity to earnings for changes in those factors is not practicable due to the number of contingencies that must be assessed, the number of underlying assumptions, and the wide range of possible outcomes. Accrued environmental costs are described in Note 6 of Notes to Consolidated Financial Statements included in Exhibit 99.3 to this Current Report on Form 8-K.